Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

8:30 A.M. (JST)
August 31, 2020
Tokyo, Japan

Berkshire Hathaway acquires 5% passive stakes

in each of five leading Japanese trading companies

At the opening of business today, Berkshire Hathaway’s wholly-owned subsidiary, National Indemnity Company, will notify Japan’s Kanto Local Finance Bureau that it has acquired slightly more than 5% of the outstanding shares in five of the leading Japanese trading companies.

The companies, listed alphabetically, are Itochu, Marubeni, Mitsubishi, Mitsui and Sumitomo. These holdings were acquired over a period of approximately twelve months through regular purchases on the Tokyo Stock Exchange.

Berkshire Hathaway, the largest company in the U.S. as measured by shareholders’ equity, has a long history of substantial, passive holdings in successful businesses. For instance, Berkshire Hathaway has held major stakes in Coca-Cola for 32 years, American Express for 29 years and Moody’s for 20 years.

Berkshire Hathaway’s intention is to hold its Japanese investments for the long term. Depending on price, Berkshire Hathaway may increase its holdings up to a maximum of 9.9% in any of the five investments. However, Warren E. Buffett, CEO of Berkshire Hathaway, has pledged that the company will make purchases only up to an ownership of 9.9% in any of the five investments. The company will make no purchases beyond that point unless given specific approval by the investee’s board of directors.

Mr. Buffett expressed his pleasure with the investments: “I am delighted to have Berkshire Hathaway participate in the future of Japan and the five companies we have chosen for investment. The five major trading companies have many joint ventures throughout the world and are likely to have more of these partnerships. I hope that in the future there may be opportunities of mutual benefit.”

Berkshire Hathaway has 625.5 billion of yen-denominated bonds outstanding, maturing at various dates beginning in 2023 and ending in 2060. Consequently, the company has only minor exposure to yen/dollar movements.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

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investorrelations@brka.com

402-978-5413